Exhibit 5.

                              MANAGEMENT AGREEMENT

                             NATIONAL ASSET RESERVE
                              MANAGEMENT AGREEMENT

     AGREEMENT made this 14th day of May, l993 by and between NATIONAL ASSET RESERVE, a Massachusetts business trust (the "Fund") and NATIONAL SECURITIES & RESEARCH CORPORATION, a New York corporation (the "Manager").

     The Fund is an open-end management investment company registered under the Investment Company Act of l940, as amended (the "Investment Company Act").

     The Fund desires to retain the Manager to render investment advisory services to the Fund, to administer the Fund's day-to-day business affairs and to make available to the Fund certain facilities of the Manager, and the Manager is willing to render such investment advisory and administrative services and provide the use of such facilities.

     The parties agree as follows:

     1. The Fund hereby appoints the Manager to act as manager of the Fund and administrator of its business affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services described, for the compensation provided, in this Agreement.

     2. Subject to the supervision of the Trustees, the Manager shall administer the Fund's business affairs and furnish the Fund with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities, and the Manager shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase and retention and disposition of portfolio securities, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's Prospectus and Statement of Additional Information (as defined below) subject to the following understandings:

          (a) The Manager shall provide supervision of the Fund's investments and determine from time to time what investments will be made, held or disposed of or what securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

          (b) The Manager shall use its best judgment in the performance of its duties under this Agreement.

          (c) The Manager, in the performance of its duties and obligations under this Agreement, shall (i) act in conformity with the Declaration of Trust, By-Laws, Prospectus and Statement of


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Additional Information of the Fund, and with the instructions and directions of the Trustees and (ii) conform to and comply with the requirements of the Investment Company Act and all other applicable federal and state laws and regulations.

          (d) (i) The Manager shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determinations with or through such persons, brokers or dealers to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus and Statement of Additional Information or as the Trustees may direct from time to time. In providing the Fund with investment supervision, the Manager will give primary consideration to securing the most favorable price and efficient execution. The Manager may also consider the financial responsibility, research and investment information and other services and research related products provided by brokers or dealers who may effect or be a party to any such transactions or other transactions to which other clients of the Manager may be a party. The Fund recognizes that the services and research related products provided by such brokers may be useful to the Manager in connection with its services to other clients.

          (ii) When the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (e) The Manager shall maintain, or cause to be maintained, all books and records required under the Investment Company Act to the extent not maintained by the custodian of the Fund. The Manager shall render to the Trustees such periodic and special reports as the Trustees may reasonably request.

          (f) The Manager shall provide the Fund's custodian on each business day information relating to all transactions concerning the Fund's assets.

          (g) The investment management services of the Manager to the Fund under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others.


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     3. The Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

          (a) Declaration of Trust, as amended, as filed with the Secretary of the Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as further amended from time to time, are herein called the "Declaration of Trust");

          (b) By-Laws of the Fund (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

          (c) Certified resolutions of the Trustees authorizing the appointment of the Manager and approving this Agreement on behalf of the Fund;

          (d) Registration Statement on Form N-lA under the Investment Company Act and the Securities Act of l933, as amended from time to time (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission"), relating to the Fund and the Fund's shares of beneficial interest.

          (e) Notification of Registration of the Fund under the Investment Company Act on Form N-8A as filed with the Commission and all amendments thereto;

          (f) Prospectus and Statement of Additional Information included in the Registration Statement, as amended from time to time. All references in this Agreement to the Prospectus and the Statement of Additional Information shall be to such documents as most recently amended or supplemented and in effect.

     4. The Manager shall authorize and permit any of its directors, officers and employees who may be elected as trustees or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through such directors, officers or employees of the Manager.

     5. The Manager agrees that all records which it maintains for the Fund are property of the Fund. The Manager will surrender promptly to the Fund any such records upon the Fund's request. The Manager further agrees to preserve such records for the periods prescribed in Rule 31a-2 of the Commission under the Investment Company Act.

     6. In connection with the services rendered by the Manager under this Agreement, the Manager will pay all of the following expenses:


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          (a) the salaries and expenses of all personnel of the Fund and the
Manager except the fees of the trustees who are not affiliated persons of the Manager; and

          (b) all expenses incurred by the Manager or by the Fund in connection with managing the ordinary course of the Fund's business other than those assumed by the Fund.

     The Fund will pay the following:

     (a) the fees and expenses of trustees who are not affiliated persons of the Manager;

     (b) fees and expenses related to the provision of fund accounting services;

     (c) the fees and expenses of the custodian that relate to (i) the custodial function and recordkeeping connected with such function (ii) the providing of records to the Manager useful to the Manager in connection with the Manager's obligation to maintain the required accounting records of the Fund, (iii) the pricing of shares of the Fund, including the cost of any pricing services which may be retained pursuant to the authorization of the Trustees, and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund's securities;

     (d) the fees and expenses of the Fund's transfer agent, which may be the custodian, that relate to the maintenance of each shareholder account;

     (e) the charges and expenses of legal counsel and independent accountants for the Fund and trustees who are not affiliated persons of the Manager;

     (f) brokers' commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities transactions;

     (g) all taxes and corporate fees payable by the Fund to the federal, state or other governmental agencies;

     (h) the fees of any trade association of which the Fund may be a member;

     (i) the cost of share certificates representing, and non-negotiable share deposit receipts evidencing, shares of the Fund;

     (j) the fees and expenses involved in registering and maintaining registration of the shares of the Fund with the Securities and Exchange Commission, registering the Fund as a


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broker or dealer and qualifying shares of the Fund under state securities laws, including the preparation and printing of the Fund's registration statement and prospectus for filing under federal and state securities laws for such purposes;

     (k) communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to shareholders;

     (l) insurance, litigation and indemnification expenses; and

     (m) other extraordinary expenses not incurred in the ordinary course of the Fund's business.,

     7. In the event the expenses of the Fund for any fiscal year (including the fees payable to the Manager but excluding interest, taxes, brokerage commissions, distribution fees and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdictions in which shares of the Fund are then qualified for offer and sale, the compensation due the Manager will be reduced by the amount of such excess, or, if such reduction exceeds the compensation payable to the Manager, the Manager will pay the Fund the amount of such reduction which exceeds the amount of such compensation.

     8. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Manager as compensation a fee at the annual rate of .55 of 1% of the Fund's average daily net assets, computed daily and paid monthly.

     9. The Manager may rely on information reasonably believed by it to be accurate and reliable. Neither the Manager nor its officers, directors, employees or agents or controlling persons shall be liable for any error or judgment or mistake of law, or for any loss suffered by the Fund in connection with or arising out of the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     10. This Agreement shall continue in effect for a period of two years from the date hereof and shall continue in effect thereafter for so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the Trustees, who are not interested persons of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Trustees or the holders of a majority of the outstanding voting securities of the Fund; provided


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however, that this Agreement may be terminated by the Fund, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund, or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment provided that a transaction which does not, under the Investment Company Act, result in a change of actual control or management of the Manager's business shall not be deemed to be an assignment for the purposes of this Agreement.

     11. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager who may also be a trustee, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspect of any business, whether of a similar or dissimilar nature, and shall not limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other person or entity.

     12. During the term of this Agreement, the Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt. In the event of termination of the Agreement, the Fund will continue to furnish to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

     13. This Agreement may be amended by mutual agreement, but only after authorization of such amendments by the affirmative vote of (i) the holders of the majority of the outstanding voting securities of the Fund and (ii) a majority of the members of the Trustees who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

     14. The Manager and the Funds each agree that the name "National" is proprietary to, and a property right of, the Manager. The Fund agrees and consents that (i) it will only use the name "National" as part of its name and for no other purpose, (ii) it will not purport to grant any third party the right to use the name "National" and (iii) upon the termination of this Agreement, the Fund shall, upon the request of the Manager, cease to use the name "National", and shall use its best efforts to cause its officers,


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trustees and shareholders to take any and all actions which the Manager may request to effect the foregoing.

     15. Any notice or other communications required to be given pursuant to this Agreement shall be deemed to be given if delivered or mailed by registered mail, postage paid, (l) to the Manager at Two Pickwick Plaza, Greenwich, CT 06830, Attention: Secretary; or (2) to the Fund, Two Pickwick Plaza, Greenwich, CT 06830, Attention: Secretary.

     16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The terms "interested person," "assignment," and "vote of the majority of the outstanding securities" shall have the meaning set forth in the Investment Company Act.

     17. The Declaration of Trust, establishing the Fund, dated February 20, l992, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "National Asset Reserve" refers to the Trustees under the Declaration collectively as trustees, but not individually or personally; and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund, but the Fund property only shall be liable.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

                                             NATIONAL ASSET RESERVE



       /s/ Mairead M. Collins                   /s/ Thomas Ole Dial
Attest:------------------------              By:-------------------------------
       Mairead M. Collins                       Thomas Ole Dial, Vice President
       Assistant Secretary
                                             NATIONAL SECURITIES & RESEARCH
                                             CORPORATION


       /s/ Mairead M. Collins                   /s/ Denis McAuley
Attest:------------------------              By:-------------------------------
       Mairead M. Collins                       Denis McAuley, Senior Vice
       Assistant Secretary                      President and Chief Financial
                                                Officer

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